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                                    Exhibit 6

           Opinion and consent of Alan Yaeger as to actuarial matters pertaining to the securities being registered

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                                 WRL LETTERHEAD

October 26, 2001




Western Reserve Life Assurance Co. of Ohio
450 Carillon Parkway
St. Petersburg, FL  33716

        RE:    Registration No. 333-58322

Gentlemen:

     This opinion is furnished in connection with the Post-Effective Amendment No. 1 registration by Western Reserve Life Assurance Co, of Ohio of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The Prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

     In my opinion, the illustrations of death benefits, cash values and net surrender values included in the section entitled "Appendix A - Illustrations" of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

     I hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,


/s/ Alan M. Yaeger
Alan M. Yaeger
Executive Vice President, Actuary
and Chief Financial Officer